AMENDMENT

TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) is made as of the 21st day of July, 2017, by and between PENN SERIES FUNDS, INC. (the “Trust”) and THE BANK OF NEW YORK MELLON (as assigned from BNY Mellon Investment Servicing (US) Inc. on or about July 1, 2017)) (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Fund Administration and Accounting Agreement dated as of January 1, 2016 (the “Agreement”) relating to BNY Mellon’s provision of services to the Trust and its series (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Schedule C to the Agreement is hereby amended as follows:

The bullet under the “Valuation Support and Computation Accounting Services” heading that reads: “Calculate yields and portfolio average dollar-weighted maturity as applicable;” is hereby deleted in its entirety and replaced with the following:

“Calculate yields, total return and portfolio average dollar-weighted maturity as applicable;”

2.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PENN SERIES FUNDS, INC.
On behalf of each Series identified on Schedule A attached to the Agreement

By:	/s/ Steven Viola
Name:	Steven Viola
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Caroline Kates
Name:	Caroline Kates
Title:	Relationship Executive, Managing Director